Exhibit 10.1

September 19, 2016

David Dick
Chief Financial Officer
Aeropostale, Inc. (Debtor-in Possession)
112 W 34th Street
Floor 22
New York, NY 10120-2400

Re:	Development Specialists, Inc. (”DSI”)
Engagement Agreement

Dear Mr. Dick:

Please accept this letter as our firm’s (“DSI’s”) formal written agreement to provide consulting services to Aeropostale, Inc. and its affiliated Debtors in Possession (“You” the “Company”), (the “Agreement”) . The Agreement will become effective upon execution by duly authorized representatives of the respective parties and bankruptcy court approval.

Section 1 – Scope of Work

DSI’s role will be to provide the following services to the Company:

1.	William A. Brandt, Jr. will serve as Chief Restructuring Officer of the Company with other DSI personnel to assist Mr. Brandt in carrying out those duties and responsibilities.

2.
Assist the Company with the transition under the Court-approved agreements between the Company and the members of the consortium, pursuant to which substantially all of the Debtors’ business assets were sold, including management of the Debtors’ rights under and compliance with the applicable purchase agreement, agency agreement and transition service agreement(s);

3.	Implement the post-closing, pre-confirmation wind-down of the estates, including reconciliation and resolution of claims and collection of estate assets excluded from the Court approved purchase;

4.	Monitor and otherwise interface with the agent in connection with the store closing sales being conducted by Hilco Merchant Services and Gordon Bros;

5.	Oversee the budget process in connection with the Debtors’ use of cash collateral and payment of estate liabilities

Mr. David Dick
September 19, 2016

6.	Assist in the further development and implementation of an amended liquidating Chapter 11 Plan.

7.	Assist with such other matters as may be requested by the Company or the Company’s outside counsel that fall within DSI’s expertise and that are mutually agreeable.

DSI will coordinate efforts with FTI Consulting, the Debtors’ current financial advisors, to both (i) utilize the institutional knowledge FTI personnel have gained prior to and during the Chapter 11 cases; and (ii) avoid duplication of efforts between DSI personnel and FTI personnel.

Our ability to adequately perform the Services is dependent upon the Company timely providing reliable, accurate and complete necessary information. You acknowledge that we are not responsible for independently verifying the truth, completeness or accuracy of any information supplied to us by or on behalf of you.

DSI will report to the Board of Directors and submit its evaluation and analyses pursuant to this engagement in periodic oral and written reports. Such reports are intended to and shall constitute privileged and confidential information, and shall constitute your property. DSI acknowledges that any advice or material received from counsel to the Company or DSI and any advice and materials delivered or prepared at the request of counsel constitutes attorney work product or privileged attorney-client communications.

Section 2 – Rates and Invoicing

William A. Brandt, Jr. will serve as Chief Restructuring Officer (“CRO”) of the Company. A number of DSI’s personnel have experience in the above matters and may be engaged in this representation to assist Mr. Brandt in carrying out his responsibilities and functions as CRO. Although others of our staff may also be involved, we have listed below certain of the senior DSI personnel (along with their corresponding billing rates) who would likely constitute the core group for this matter.

William A. Brandt, Jr.	$100,000/month
Fred C Caruso	$660.00/hour
Patrick J. O’Malley	$595.00/hour
Joseph J. Luzinski	$590.00/hour

Billing rates by category for other staff that may be utilized:
Senior Managing Directors	$575.00 to $590.00/hour
Directors/Managing Directors	$320.00 to $460.00/hour
Associates/Senior Associates	$190.00 to $290.00/hour

Mr. David Dick
September 19, 2016

These rates are adjusted as of January 1st of each year to reflect advancing experience, capabilities, and seniority of our professionals as well as general economic factors.

DSI also will be entitled to reimbursement for its reasonable costs and expenses. Such costs and expenses may include, among others, charges for messenger services, overnight deliveries, photocopying, travel expenses, long distance telephone charges, postage and other charges customarily invoiced by consulting firms. Airfare for domestic flights will be charged at economy/coach fares; international flights will be charged at the business class fare.

The Company will promptly seek Bankruptcy Court approval of the retention of William A. Brandt, Jr. and DSI under sections 105(a) and 363(b) of the Bankruptcy Code, not under section 327 of the Bankruptcy Code. Such retention will provide that William A. Brandt, Jr. and DSI will be paid monthly in accordance with the terms of the Bankruptcy Court Order which will require the submission of periodic Compensation and Staffing Reports but will not require DSI to submit fee applications pursuant to sections 330 and 331 of the Bankruptcy Code.

The monthly fee for William A. Brandt, Jr. to serve as Chief Restructuring Officer will be prorated for the initial invoice period to the extent it is for less than a full month.

Although we do not predict or warrant the outcome of any particular matters or issue, and our fees are not dependent upon such outcomes, we will perform our services with reasonable care and in a diligent and competent manner.

Section 3 – Termination

Either the Company or DSI may terminate this agreement for any reason with five business days’ written notice; provided however, the Company shall be obligated to pay and/or reimburse DSI all fees and expenses accrued under this Agreement as of the effective date of the termination.

Section 4 – Relationship of the Parties, Confidentiality

DSI will provide consulting services to and for the Company, with select members of DSI, as noted above, assigned to specific roles for the benefit of the Company. These members will remain as DSI employees during the pendency of this case. Specifically, the parties intend that an independent contractor relationship will be created by this Agreement. Employees of DSI are not to be considered employees of the Company and are not entitled to any of the benefits that the Company provides for the Company’s employees, unless written modification is made to this engagement agreement. DSI acknowledges and agrees that the Company may continue to retain FTI Consulting, Inc. from and after the date hereof at the sole discretion of the Board of Directors.

Mr. David Dick
September 19, 2016

The Company acknowledges that all advice (written or oral) given by DSI to the Company in connection with DSI’s engagement is intended solely for the benefit and use of the Company (limited to its management and Board of Directors) in considering the transaction or subject matter to which it relates, and that no third party is entitled to rely on any such advice or communication. DSI will in no way be deemed to be providing services for any person not an express party to this letter agreement.

DSI agrees that all information not publicly available that is received by DSI from the Company in connection with this engagement or that is developed during this engagement, will be treated as confidential and will not be disclosed by DSI, except as required by Court order, or other legal process, or as may be authorized by the Company. DSI shall not be required to defend against any action to obtain an order requiring disclosure of such information, but shall instead give prompt notice of any such action to the Company, so that You may seek appropriate remedies, including a protective order. The Company shall reimburse DSI for all costs and fees (including reasonable attorney’s fees and internal time devoted by DSI employees) incurred by DSI, whether during the pendency of this engagement or thereafter, relating to responding to (whether by objecting to or complying with) any subpoenas or requests for production of information or documents.

Section 5 – Indemnity, Limitation of Liability

To the fullest extent permitted under applicable law, the Company, shall indemnify, hold harmless and defend DSI, and each and every one of the personnel employed by DSI who works on this particular project, as well as DSI officers, directors, employees and agents (the “DSI Parties”) from and against any and all claims, liability, loss, cost, damage or expense (including reasonable attorney’s fees) asserted against it or any of its individual personnel, or incurred by DSI or its personnel, including addressing or responding to a subpoena or court order, arising out of or in connection with this Agreement, or performance under this Agreement, except where it is determined in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such liability claim, loss, costs, damage or expense is the direct result of the willful misconduct, dishonesty, fraudulent act or omission, or gross negligence of any DSI personnel. Such indemnity shall survive the expiration or termination by either party of this engagement.

The DSI Parties shall not be liable to the Company, or any party asserting claims on behalf of the Company, except for direct damages found in a final determination (not subject to further appeal) by a court of competent jurisdiction to be the direct result of the bad faith, self-dealing or intentional misconduct of DSI. The DSI Parties aggregate liability, whether in tort, contract, or otherwise, is limited to the amount of fees paid to DSI for services on this engagement (the “Liability Cap”). The Liability Cap is the total limit of the DSI Parties aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by DSI pursuant to this engagement letter.

Mr. David Dick
September 19, 2016

William A. Brandt, Jr. as Chief Restructuring Officer, shall be entitled to all indemnification and applicable insurance coverage available to any Officers of the Company and the Company shall take all reasonable steps to promptly implement the intent of this provision.

Notwithstanding anything in this Section 5 to the contrary, during the pendency of the Company’s chapter 11 cases:

(i) all requests by any DSI Party for the payment of indemnification, contribution or otherwise as set forth in this Engagement Letter shall be made by means of an application to the Court and shall be subject to review by the Court to ensure that payment of such indemnity conforms to the terms of this Engagement Letter and is reasonable under the circumstances of the litigation or settlement in respect of which indemnity is sought; provided that that in no event shall any DSI Party be indemnified in the case of its own gross negligence or willful misconduct; and

(ii) in the event a DSI Party seeks reimbursement from the Company for attorneys’ fees and expenses in connection with the payment of an indemnity claim pursuant to this Engagement Letter, the invoices and supporting time records from such attorneys shall be included in such DSI Party’s own applications, both interim and final, and such invoices and time records shall be subject to the United States Trustee’s Fee Guidelines and the approval of the Court pursuant to sections 330 and 331 of the Bankruptcy Code without regard to whether such attorneys have been retained under section 327 of the Bankruptcy Code and without regard to whether such attorneys’ services satisfy section 330(a)(3)(C) of the Bankruptcy Code.

Section 6 – Conflicts

By executing this Agreement , the Company specifically waives any objection, or standing to object, to the retention, in matters unrelated to the Company, of DSI by banks or other institutional lenders or debt holders, who are or whose affiliates are lenders to the Company, or bank groups which include banks who are or whose affiliates are lenders to the Company.

Section 7 – No Audit

The Company acknowledges that it is hiring DSI to assist and advise the Company in business planning and operations. DSI’s engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of AICPA or other such state and national professional bodies. It is beyond the scope of our services to identify deficiencies in record keeping practices or procedures, errors or irregularities in financial statements or the Company’s books and records.

Mr. David Dick
September 19, 2016

Section 8 – Non-Solicitation

The Company agrees not to solicit, recruit or hire any employees or agents of DSI for a period of two years subsequent to the completion and/or termination of this Agreement.

Section 9 –Retention of Information provided by the Company to DSI

Regarding all documents and other materials provided by the Company to DSI, including all copies thereof, (the “Company Documents”), upon termination or expiration of the Agreement, DSI shall, at its election, either 1) return such documents to the Company 2) destroy such documents upon three days written notice to the Company or 3) treat such documents and other materials in accordance with DSI’s then existing document retention policy. Should DSI elect either alternatives 1 or 2 above, DSI may retain copies of those Company Documents that it deems necessary to address potential post-termination issues, subject to complying with any confidentiality provisions in effect at the time of termination of the Agreement.

Section 10 – Survival

The provisions of this agreement relating to indemnification, limitation of liability, the non-solicitation or hiring of DSI employees, and all other provisions necessary to the enforcement of the intent of this agreement will survive the termination or expiration of this Agreement.

Section 11 – Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 12 – Entire Agreement, Amendment

This Agreement letter contains the entire understanding of the parties relating to the subject matter of this engagement letter and supersedes and is intended to nullify any other agreements, understandings or representations relating to the subject of this engagement letter. This engagement letter may not be amended or modified except in a writing signed by the parties.
If you are in agreement with the terms and conditions of this engagement letter, I would ask that you indicate your acceptance of the above terms of our engagement by signing an original copy of this engagement letter on the signature lines below.

Very truly yours,

_________________________

Mr. David Dick
September 19, 2016

Very truly yours,

/s/ William A. Brandt, Jr.
William A. Brandt, Jr.

AGREED AND ACKNOWLEDGED
Aeropostale, Inc (Debtor-in-Possession)

By:
Date:	9/20/2016